Exhibit (h)(viii)

SUPPLEMENTAL EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT, dated as of July 1, 2023 is made and entered into by and among JOHCM Funds Trust, a Massachusetts business trust (the “Trust”), on behalf of its series JOHCM International Opportunities Fund (the “Fund”), and JOHCM (USA) Inc, an investment adviser registered with the Securities and Exchange Commission (the “SEC”) with its principal office and place of business in Boston, Massachusetts (the “Adviser”).

WHEREAS, the Adviser has been appointed as the investment adviser of the Fund pursuant to an Investment Advisory Agreement between the Trust and the Adviser dated as of January 23, 2023 (the “Advisory Agreement”);

WHEREAS, the Trust, on behalf of the Fund, is party to an Expense Limitation Agreement dated as of January 8, 2021 (the “Primary Expense Limitation Agreement”) with the Adviser and J O Hambro Capital Management Limited;

WHEREAS, the Trust and the Adviser each desire to enter into the arrangements described herein relating to certain fees and expenses of the Fund;

NOW, THEREFORE, in consideration of the foregoing recitals, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, to be effective with respect to the Fund as of the date hereof:

1. Fee Waiver and Expense Reimbursement

The Adviser agrees to reduce the fees payable under the Advisory Agreement (but not below zero) and/or to reimburse other expenses of the Fund, to the extent necessary to limit the total operating expenses of the Fund (exclusive of brokerage costs, interest, taxes, dividends, litigation and indemnification expenses, expenses associated with the investments in underlying investment companies and extraordinary expenses (as determined under generally accepted principles)), calculated as a percentage of the Fund’s average daily net assets, to 0.50%, 0.60%, 0.75%, and 0.50% for Institutional Shares, Advisor Shares, Investor Shares, and Class Z Shares, respectively (the “Supplemental Expense Limitations”).

2. Interaction with Primary Expense Limitation Agreement

A. The Supplemental Expense Limitations under this Agreement will be applied after the Adviser’s fee waiver and expense reimbursement pursuant to Section 1 of the Primary Expense Limitation Agreement is applied to the Fund.

B. Recoupable Fees/Expenses and Predecessor Recoupable Fees/Expenses, as defined in the Primary Expense Agreement, will continue to accrue but will not be paid to the Adviser prior to the earlier of January 28, 2026 and the termination date of this Agreement.

3. Term and Termination

The Supplemental Expense Limitations with respect to the Fund shall be effective from the period beginning July 1, 2023 and ending January 28, 2026 (the “Termination Date”). This Agreement may be amended to shorten such period only by the Board of Trustees of the Trust.

The parties agree that this Agreement will terminate upon the Termination Date and will not be subject to renewal or continuation by the Adviser or the Board of Trustees of the Trust.

4. Amendment

No amendment or modification to this Agreement, or any Schedule thereto, shall be valid unless made in writing and executed by the Trust and the Adviser.

5. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

6. Massachusetts Business Trust

A copy of the Agreement and Declaration of Trust establishing the Trust, as amended or restated from time to time, is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders individually but are binding only upon the assets and property belonging to the Trust.

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IN WITNESS WHEREOF, the parties hereto have executed this Supplemental Expense Limitation Agreement as of the date first above written.

JOHCM FUNDS TRUST		JOHCM (USA) INC

By:	/s/ David Lebisky	By:	/s/ Jonathan Weitz
Name:	David Lebisky	Name:	Jonathan Weitz
Title:	Chief Compliance Officer	Title:	Chief Operating Officer

[Signature Page to Expense Limitation Agreement]

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